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EXHIBIT 3.5

AMENDMENT NO. 3 TO
AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF
CROWN PACIFIC LIMITED PARTNERSHIP

    THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP ("Amendment No. 3") is made and entered into as of January 6, 2000, by and among CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP, a Delaware limited partnership, as General Partner (the "General Partner"); and CROWN PACIFIC PARTNERS, L.P., a Delaware limited partnership; CP ACQUISITION CO., an Oregon corporation; and CP ACQUISITION II CO., an Oregon corporation, as Limited Partners (together, the "Limited Partners").

Recitals:

    The General Partner and the Limited Partners are parties to that certain Amended and Restated Agreement of Limited Partnership of Crown Pacific Limited Partnership dated as of December 22, 1994, as amended by that certain Amendment to Amended and Restated Agreement of Limited Partnership of Crown Pacific Limited Partnership dated as of January 2, 1998, and by that certain Amendment No. 2 to Amended and Restated Agreement of Limited Partnership of Crown Pacific Limited Partnership dated as of March 1, 1999 (as so amended, the "Partnership Agreement"). The General Partner and the Limited Partners wish to amend the Partnership Agreement on the terms and conditions set forth in this Amendment No. 3.

Agreements:

    In consideration of the foregoing and the mutual covenants of the parties set forth herein, the parties, intending to be legally bound, agree as follows:

      1.  The following defined terms set forth in Article I of the Partnership Agreement are hereby deleted and replaced in their entirety with the following:

        "Limited Partner" means (i) the MLP, (ii) upon its admission to the Partnership pursuant to Section 11.3, CP Acquisition, (iii) upon its admission to the Partnership pursuant to Section 11.4, CP Acquisition II, and (iv) upon its admission to the Partnership pursuant to Section 11.5, CP Acquisition III.

        "Percentage Interest" means:

          (a) Prior to the admission of CP Acquisition to the Partnership pursuant to Section 11.3, (i) as to the General Partner (in its capacity as General Partner and without reference to any limited partner interests held by it), 1.0101%, and (ii) as to the MLP, 98.9899%;

          (b) From and after the admission of CP Acquisition to the Partnership pursuant to Section 11.3 and prior to the contribution to the Partnership of the net proceeds to the MLP from the issuance of Common Units by the MLP in December 1998, (i) as to the General Partner (in its capacity as General Partner and without reference to any limited partner interests held by it), 1.0101%, (ii) as to the MLP, 98.1219%, and (iii) as to CP Acquisition, 0.868%;

          (c) From and after the contribution to the Partnership of the net proceeds to the MLP from the issuance of Common Units by the MLP in December 1998 and prior to the admission of CP Acquisition II to the Partnership pursuant to Section 11.4, (i) as to the General Partner (in its capacity as General Partner and without reference to any limited partner interests held by it), 1.0101%, (ii) as to the MLP, 98.1938%, and (iii) as to CP Acquisition, 0.7961%;

          (d) From and after the admission of CP Acquisition II to the Partnership pursuant to Section 11.4, (i) as to the General Partner (in its capacity as General Partner and without reference to any limited partner interests held by it), 1.0101%, (ii) as to the MLP, 96.7092%, (iii) as to CP Acquisition, 0.7841%, and (iv) as to CP Acquisition II, 1.4966%;

          (e) From and after the admission of CP Acquisition III to the Partnership pursuant to Section 11.5, (as to the General Partner (in its capacity as General Partner and without reference to any limited partner interests held by it), 1.0101%, (ii) as to the MLP, 96.4644%, (iii) as to CP Acquisition, 0.7821%, (iv) as to CP Acquisition II, 1.4928%, and (v) as to CP Acquisition III, 0.2506%.

    The General Partner shall further adjust the Percentage Interests of the Limited Partners to the extent necessary to reflect any future contribution to the Partnership of the net proceeds to the MLP from the issuance of additional Common Units.

      2.  The following definition is hereby added to Article I of the Partnership Agreement:

      "CP Acquisition III" means CP Acquisition III Co., an Oregon corporation.

      3.  Section 11.5 is hereby added to Article XI of the Partnership Agreement, reading as follows:

        11.5 Without the need for any additional action by any Partner, the Partnership shall issue a Partnership Interest to CP Acquisition III and CP Acquisition III shall be admitted to the Partnership as a Limited Partner simultaneously with the contribution by CP Acquisition III to the Partnership of substantially all of its assets, including the assets acquired by CP Acquisition III by merger with Cheshire Sales Company, but excluding any promissory note of CP Air, Inc., held by CP Acquisition III.

      4.  Except as expressly provided herein, the Partnership Agreement shall remain unamended and in full force and effect. All references in the Partnership Agreement to "this Agreement" shall be deemed to refer to the Partnership Agreement as amended by this Amendment No. 3.

    IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to be effective as of the date first written above.

CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP, a Delaware limited partnership
By:	Roger L. Krage Senior Vice President
CROWN PACIFIC PARTNERS, L.P., a Delaware limited partnership
By:	Crown Pacific Management Limited Partnership, its General Partner
By:	Roger L. Krage Senior Vice President
CP ACQUISITION CO., an Oregon corporation
By:	Roger L. Krage, Secretary
CP ACQUISITION II CO., an Oregon corporation
By:	Roger L. Krage, Secretary

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AMENDMENT NO. 3 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CROWN PACIFIC LIMITED PARTNERSHIP